UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pandora Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 -11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

Dear Stockholder:

We cordially invite you to attend the Pandora Media, Inc. 2015 Annual Meeting of Stockholders, which will be held on June 4, 2015 at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612 at 8:00 a.m. Pacific Time. Doors open at 7:30 a.m. Pacific Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting. At the Annual Meeting, stockholders will vote on a number of important matters.

Our Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2014, along with a discussion and analysis of our financial results. Please take the time to review our Annual Report and to read carefully each of the proposals described in the attached Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, or if you have elected to receive printed proxy materials, you may vote by phone or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you may vote in person. Please see the sections “If I am a stockholder of record of Pandora shares, how do I vote?” and “If I am the beneficial owner of Pandora shares held in street name, how do I vote?” in the Proxy Statement for additional instructions on how to vote your shares.

You may submit questions in advance of the Annual Meeting by email to shareholder@pandora.com, and we will respond to as many inquiries as time allows.

We will be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. This process will provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail on or about April 21, 2015 to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report, including our Annual Report on Form 10-K, and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

We will provide a live webcast of the Annual Meeting from the Pandora Investor Relations website at http://investor.pandora.com. A transcript along with the audio of the entire Annual Meeting will be available on the Investor Relations website shortly after the meeting. We hope this webcast will allow those of you who are unable to attend the Annual Meeting in person to hear Pandora Media, Inc. executives discuss our results for the year ended December 31, 2014. In addition, we make available at our Investor Relations website free of charge a variety of information for investors. Our goal is to maintain the Investor Relations website as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, thank you for your continued support and ownership of Pandora Media, Inc.

Respectfully,

Brian McAndrews
Chairman and Chief Executive Officer
April 21, 2015

Pandora Media, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2015

TO OUR STOCKHOLDERS:

The 2015 Annual Meeting of Stockholders of Pandora Media, Inc. will be held on June 4, 2015, beginning at 8:00 a.m. Pacific Time, at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612, for the following purposes:

1.	To elect two Class I directors to serve until our 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To hold an advisory vote to approve the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Our board of directors has fixed the close of business on April 6, 2015 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments of the meeting.

We will mail to our stockholders of record and beneficial owners on or about April 21, 2015 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, our Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2014, via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 4, 2015: This proxy statement, along with our Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2014, are available on the following website: http://investor.pandora.com in the “Annual Report and Proxy” section.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, please vote as soon as possible.

By Order of the board of directors,

Stephen Bené
General Counsel and Corporate Secretary

Oakland, California

April 21, 2015

Pandora Media, Inc.

2101 Webster Street, Suite 1650

Oakland, CA 94612

(510) 451-4100

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Pandora Media, Inc. (“Pandora”) for use at our 2015 Annual Meeting of Stockholders, or at any postponement or adjournment of the meeting (“Annual Meeting”).

These proxy solicitation materials are first being made available on or about April 21, 2015, together with our Annual Report on Form 10-K for the year ended December 31, 2014 (“Annual Report”), to all stockholders of record at the close of business on April 6, 2015.

ABOUT THE MEETING

When and where is the meeting being held?

Our Annual Meeting is being held on June 4, 2015 beginning at 8:00 a.m. Pacific Time at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612. Doors open at 7:30 a.m. Pacific Time.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act on the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, namely,

•	the election of two Class I directors to serve until our 2018 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•	hold an advisory vote to approve the compensation of our named executive officers; and

•	any other matters that may properly be presented at the Annual Meeting.

Who is entitled to notice of and to vote at the meeting?

You are entitled to receive notice of and to vote at our Annual Meeting (and any postponements or adjournments of the meeting) if our records indicate that you owned shares of our common stock at the close of business on April 6, 2015, the record date for the meeting. At the close of business on that date, 212,457,634 shares of our common stock were outstanding and entitled to vote. You are entitled to one vote for each share held and you may vote on each matter to come before the meeting.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a paper copy of printed materials?

We are permitted to furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. On or about April 21, 2015, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report via the Internet and how to vote online. As a result, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may request a printed set of the proxy materials by mail or electronically from such website. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of our Annual Meeting on the environment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice will be sent directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for your vote.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Pandora stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 842-6960. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

If I am a stockholder of record of Pandora shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy on the Internet, by telephone or by mail, all as described below. We recommend that you vote by proxy even if you plan to attend the Annual Meeting so that your vote will be counted even if you later decide not to attend the meeting. You can always change your vote at the meeting. The Internet and telephone voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return a written proxy card by mail. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on June 3, 2015.

By Internet:    You may submit your proxy over the Internet by going to www.proxyvote.com and completing an electronic proxy card in accordance with the instructions provided on the proxy card.

By Telephone:    If you have elected to receive printed proxy materials, you may submit your proxy by telephone in accordance with the instructions provided on the proxy card.

By Mail:    If you have elected to receive printed proxy materials, you may choose to vote by mail by marking your proxy card, dating and signing it and returning it in the postage-paid envelope provided by following the instructions on the proxy card. If the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing if you decide to vote by mail.

In Person:    You may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If I am the beneficial owner of Pandora shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote in person at the Annual Meeting (subject to obtaining a “legal proxy” as described below) or by proxy on the Internet, by telephone or by mail, by following the voting instructions you will receive from the holder of record, which is the brokerage firm, bank, broker dealer, or other similar organization holding your shares. You must follow these voting instructions to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote the shares at the meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a stockholder of record of Pandora shares, you may change your vote by submitting another proxy on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked by providing a written notice of revocation to our Corporate Secretary at Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. If you are a beneficial owner of Pandora shares, you may change your vote by submitting new voting instructions to the holder of record (your broker, bank, trustee, or nominee that holds your shares) following the instructions they provided or, if you have obtained a legal proxy from the holder of record (your broker, bank, trustee, or nominee that holds your shares) giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What if I don’t give specific voting instructions?

Stockholders of Record:    If you are a stockholder of record and you indicate that you wish to vote as recommended by our board of directors, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees, “FOR” Proposal 2 and “FOR” Proposal 3. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner of Pandora Shares Held in Street Name:    If you are a beneficial owner of Pandora shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker, bank, truste e or other nominee will vote your shares only on those proposals on which it has discretion to vote; if your broker, bank, trustee or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker, bank, trustee or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors (Proposal 1) or the advisory vote to approve the compensation for our named executive officers (Proposal 3). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2).

What constitutes a quorum?

The meeting will be held if a majority of the shares of common stock issued and outstanding on the record date are present at the Annual Meeting, either in person or by proxy. This is called a quorum for the transaction of business. On the record date, there were 212,457,634 shares of common stock issued and outstanding. Accordingly, the presence (either in person or by proxy) of the holders of common stock representing at least 106,228,817 shares will be required to establish a quorum.

Your shares will be counted for purposes of determining if there is a quorum if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

What vote is required to approve each item?

Proposal 1.    Directors are elected by a plurality of votes cast. This means that the two nominees receiving the highest number of affirmative votes of the shares of common stock present in person or represented by proxy and entitled to vote will be elected as the Class I directors.

Proposals 2 and 3.    The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2) and to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3).

If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

How are abstentions and broker non-votes treated?

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions will have the same effect as negative votes for Proposal 2 and Proposal 3.

If you hold your shares in “street name” through a broker, bank, trustee or other nominee, your broker, bank, trustee or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon, including the election of directors (Proposal 1) and the advisory vote to approve the compensation for our named executive officers (Proposal 3). Thus, if you do not give your broker, bank, trustee or nominee specific instructions with respect to a non- discretionary matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum. As “broker non-votes” are not considered entitled to vote on the item they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote on the item from which a majority is calculated.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

“FOR” the election of the two Class I director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

When will the voting results be announced?

Preliminary voting results will be announced at the Annual Meeting and final results will be published in a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Is Pandora paying the cost of this proxy solicitation?

We will pay the costs of printing, mailing and distributing these proxy materials and soliciting votes. We may request banks, brokers other custodians, nominees and fiduciaries to solicit their customers who own our shares and we will reimburse them for their reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation.

Is the Annual Meeting being webcast?

Yes. If you choose to listen to the webcast, go to the “Event Calendar” section of our Investor Relations website (http://investor.pandora.com) before the meeting time, and follow the instructions for downloading the webcast. If you miss the Annual Meeting, you can listen to a re-broadcast of the webcast through June 6, 2015.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the election of each of the nominated directors as described below.

Class I Director Nominees

Our certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III which currently consist of two, three and three directors, respectively. The two Class I directorships are up for election at the Annual Meeting. Each person elected as a Class I director at the Annual Meeting will serve a three-year term expiring on the date of the 2018 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

Our board of directors has nominated Timothy Leiweke and Roger Faxon for election at the Annual Meeting. Robert Kavner and David Sze, who previously served as our Class I directors, are not standing for re-election to the board of directors when their current term expires on June 4, 2015, the date of the Annual Meeting.

The nominees were selected by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee. Each of the nominees has a long record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the board to conclude that the individual should serve as a director are described in each nominee ’s biography below.

Required Vote

Directors are elected by a plurality of the votes cast, and the two nominees who receive the most votes will be elected as Class I directors. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Nominees for Election as Class I Directors (Terms Expiring on the Date of the 2018 Annual Meeting of Stockholders)

Timothy Leiweke	Director since April 2015
Roger Faxon	Nominated for election at the Annual Meeting

Continuing Class II Directors (Terms Expiring on the Date of the 2016 Annual Meeting of Stockholders)

James M.P. Feuille	Director since October 2005
Peter Gotcher	Director since September 2005
Elizabeth A. Nelson	Director since July 2013

Continuing Class III Directors (Terms Expiring on the Date of the 2017 Annual Meeting of Stockholders)

Peter Chernin	Director since January 2011
Brian McAndrews	Director since September 2013
Tim Westergren	Director since January 2000

Set forth below is each director’s and each director nominee’s name and age as of the record date and his or her principal occupation, business history and public company directorships held during the past five years.

Peter Chernin, age 63, has served on our board of directors since January 2011. Mr. Chernin currently owns and runs Chernin Entertainment, which produces motion pictures and television programs, and The Chernin Group, which pursues strategic opportunities in media, technology and entertainment. From 1996 to 2009, Mr. Chernin held various positions at News Corporation, most recently as President and Chief Operating Officer, and as Chairman and Chief Executive Officer of The Fox Group, a subsidiary of News Corporation, where he oversaw the global operations of the company’s film, television, satellite, cable and digital media businesses. Prior to that, Mr. Chernin headed Twentieth Century Fox Filmed Entertainment and, earlier, the Fox Broadcasting Company. Prior to joining News Corporation, Mr. Chernin served as President and Chief Operating Officer of Lorimar Film Entertainment, a television production company. Mr. Chernin currently serves on the board of directors of American Express, a diversified financial services company, and Twitter, a social media company, and has previously served on the boards of directors of various companies in the media industry and the tech industry, including News Corporation, Fox Entertainment Group, Gemstar-TV Guide International, E*Trade and DIRECTV. Mr. Chernin holds a Bachelor of Arts in English Literature from the University of California at Berkeley. We believe that Mr. Chernin is qualified to serve on our board of directors due to his operating and management experience at a global media corporation, his expertise in online and mobile markets and other new technologies, and his service on the boards of directors of a range of public and private companies.

Roger Faxon, age 66, is being nominated for election at the 2015 Annual Meeting. Since 2012, Mr. Faxon has been owner and Chief Executive of A&R Investments, an investment and consulting firm focused on the media and communications industries. Previously, from 1994 to 2012, Mr. Faxon held various positions at the EMI Group, a music recording and publishing company, including Chief Executive Officer of the Music Publishing division and most recently as Chief Executive Officer. From 1991 to 1994 he served as the Managing Director of Sotheby’s Europe, the art auction house. Mr. Faxon holds a Bachelor of Arts degree from The Johns Hopkins University, where he currently serves on its board of directors. We believe Mr. Faxon is qualified to serve on the board of directors due to his operational experience in the music industry.

James M. P. Feuille, age 57, has served on our board of directors since October 2005. Mr. Feuille currently serves as a General Partner with Crosslink Capital, an investment and venture capital management company, where he focuses on investments in digital media, internet services, and software and business services. Mr. Feuille has been affiliated with Crosslink Capital since November 2002 and has been a general partner since January 2005. Prior to joining Crosslink Capital, Mr. Feuille served as the global head of technology investment banking at UBS Warburg, a business group of a global financial services firm, Chief Operating Officer at Volpe Brown Whelan & Company, and head of technology investment banking at Robertson Stephens & Company. Mr. Feuille currently serves on the boards of directors of a number of privately-held companies. Mr. Feuille holds a Bachelor of Arts degree in Chemistry from Dartmouth College and a Juris Doctor degree and a Master of Business Administration from Stanford University. We believe that Mr. Feuille is qualified to serve on our board of directors due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Peter Gotcher, age 55, has served on our board of directors since September 2005. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm from September 1999 to June 2002. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Mr. Gotcher founded Digidesign, a manufacturer of digital audio workstations, and served as its President, Chief Executive Officer and Chairman of the board of directors of from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher currently serves as Chairman of the board of directors of Dolby Laboratories and serves on the board of directors of GoPro, Inc. Mr. Gotcher holds a Bachelor of Arts degree in English Literature from the University of California at Berkeley. We believe that Mr. Gotcher should serve on our board of directors due to his broad understanding of the operational, financial and strategic issues facing public companies and his background providing guidance and counsel to companies in the digital media industry.

Timothy Leiweke, age 57, has served on our board of directors since April 2015. Mr. Leiweke currently serves as President and Chief Executive Officer of Maple Leaf Sports & Entertainment, a professional sports and commercial real estate company, which is the parent company of the Toronto Maple Leafs, Toronto Raptors, Toronto FC and the Toronto Marlies. He also currently serves on the board of directors of the 2015 Special Olympics World Summer Games and Visit California. From 1996 to 2013, he was the President and Chief Executive Officer of Anschutz Entertainment Group (AEG), a sporting and music entertainment presenter. From 1995 to 1996, he served as President and CEO for U.S. Skiing, the nation governing body for Olympic skiing. Prior to that, he served as President of the Denver Nuggets, a professional bas ketball team, from 1991 to 1995. Mr. Leiweke holds an honorary doctorate from California State University. We believe Mr. Leiweke is qualified to serve on our board of directors due to his vast experience and background in the entertainment and events industry.

Brian McAndrews, age 56, has served as our President and Chief Executive Officer, as well as Chairman of our board of directors, since September 2013. Previously, he served as a venture partner with Madrona Venture Group, LLC, a venture capital firm, from 2012 to September 2013 and as a managing director of Madrona from 2009 to 2011. From 2007 to 2008, Mr. McAndrews served as Senior Vice President of advertiser and publisher solutions at Microsoft Corporation, a provider of software, services and solutions. From 1997 to 2007, Mr. McAndrews served as Chief Executive Officer of aQuantive, a leading digital marketing services and technology company which was acquired by Microsoft in 2007. Mr. McAndrews currently serves on the board of directors and the Compensation Committee of The New York Times Company, a multimedia news and information company, and on the board of directors of GrubHub Inc., an online and mobile food-ordering company. He previously served on the boards of directors of Fisher Communications, Inc. from 2006 to 2013 and Clearwire Corporation from 2009 to 2013. We believe that Mr. McAndrews is qualified to serve on our board of directors due to the perspective, experience and operational expertise he brings as our chief executive officer and his background in the internet and advertising industries.

Elizabeth A. Nelson, age 54, has served on our board of directors since 2013. Ms. Nelson currently serves on the boards of Nokia, a global leader in network infrastructure and location-based technologies and Zendesk, a cloud-based customer service platform. Ms. Nelson currently serves as Lead Independent Director and chairs the Audit Committee at Zendesk, and serves on the Audit Committee at Nokia. From 1996 through 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Prior to joining Macromedia, Ms. Nelson held various roles in finance and corporate development at Hewlett-Packard Company, an information technology company. Ms. Nelson’s prior public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of Autodesk, Inc., a design software company, from 2007 to 2010, of Brightcove, Inc., a cloud-based video company, from 2011 to 2014, of CNET Networks, Inc., an Internet media company, from 2003 to 2008, and of SuccessFactors, Inc., a provider of human resources solutions, from 2007 to 2012. Ms. Nelson holds a Master of Business Administration in Finance with distinction from the Wharton School at the University of Pennsylvania and a Bachelor of Science from Georgetown University. We believe that Ms. Nelson is qualified to serve on our board of directors due to her operating and management experience in the technology industry and her service on the boards of directors of a range of technology, internet and mobile companies.

Tim Westergren, age 49, one of our founders, served as our Chief Creative Officer and Treasurer from February 2000 to May 2002, as our Chief Executive Officer and President from May 2002 to July 2004, and as our Chief Strategy Officer from July 2004 to February 2014. He has served as a member of our board of directors from the company’s inception. Prior to founding Pandora, Mr. Westergren worked as an independent musician, composer and record producer and has over 20 years of experience in the music industry. Mr. Westergren holds a Bachelor of Arts degree from Stanford University, where he studied computer acoustics and recording technology. We believe that Mr. Westergren is qualified to serve on our board of directors based on his historic knowledge of our company as one of our founders, the continuity he provides on our board of directors, his strategic vision for Pandora and his background in technology and music.

BOARD OF DIRECTORS

Board Composition

Our business and affairs are managed under the direction of our board of directors. The current members of the board of directors are Brian McAndrews, Peter Chernin, James M. P. Feuille, Peter Gotcher, Robert Kavner, Timothy Leiweke, Elizabeth A. Nelson, David Sze and Tim Westergren.

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Kavner, Leiweke and Sze, and their terms will expire at the Annual Meeting;

•	the Class II directors are Mr. Feuille, Mr. Gotcher and Ms. Nelson, and their terms will expire at the Annual Meeting of Stockholders to be held in 2016; and

•	the Class III directors are Messrs. Chernin, McAndrews and Westergren, and their terms will expire at the Annual Meeting of Stockholders to be held in 2017.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Messrs. Kavner and Sze are not standing for re-election to the board of directors when their current term expires on June 4, 2015, the date of the Annual Meeting.

Board Meetings

The board of directors held five meetings in the year ended December 31, 2014. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and the meetings of each committee on which they serve and to prepare themselves for those meetings. During the year ended December 31, 2014, each of our directors attended at least 75% of the total number of meetings of the board of directors and the total number of meetings held by each committee on which such director served. In addition, under our corporate governance guidelines, directors are encouraged, but not required, to attend the Annual Meeting of Stockholders.

Board Committees

Our board of directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of these committees is independent as defined by applicable NYSE and SEC rules and each of these committees has a written charter approved by the board of directors. Under our corporate governance guidelines, committee members are appointed by the board of directors based on the recommendation of the Nominating and Corporate Governance Committee, except that members of the Nominating and Corporate Governance Committee are appointed by the independent members of the board of directors. The current members of the committees are as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
James M. P. Feuille		✓ (Chair)	✓
Peter Gotcher		✓	✓ (Chair)
Robert Kavner	✓	✓	✓
Elizabeth A. Nelson	✓ (Chair)
David Sze	✓

Messrs. Kavner and Sze are not standing for re-election to the board of directors when their current term expires on June 4, 2015, the date of the Annual Meeting.

Audit Committee.    The primary functions of the Audit Committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•	serving as a qualified legal compliance committee to review reports of violations of law;

•	overseeing the performance of the internal audit function;

•	establishing, overseeing and reviewing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing all related party transactions; and

•	appointing, evaluating and ensuring the independence of the independent registered public accountants and considering and pre-approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the Audit Committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The Audit Committee currently consists of Mr. Kavner, Ms. Nelson and Mr. Sze with Ms. Nelson serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” as defined under the NYSE listing standards, Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our corporate governance guidelines, and that each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that each member of the committee is an Audit Committee “financial expert,” as that term is defined by the applicable rules of the SEC. The Audit Committee held four meetings during the year ended December 31, 2014. The Audit Committee Report for the year ended December 31, 2014 is included below.

Compensation Committee.    The primary functions of the Compensation Committee are:

•	approving, or recommending to the board of directors, compensation for our executive officers;

•	evaluating the performance of our executive officers;

•	reviewing key employee compensation policies, plans and programs;

•	preparing recommendations and periodic reports to the board of directors concerning these matters; and

•	administering our equity incentive plans.

A detailed list of the Compensation Committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The Compensation Committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Feuille serving as the committee’s chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The Compensation Committee held seven meetings during the year ended December 31, 2014. The Compensation Committee Report for the year ended December 31, 2014 is included below. The Compensation Committee has full authority to determine and approve executive officer compensation. It may delegate some of its authority to a sub-committee but may not delegate authority with respect to executive officer compensation except to an independent committee. For further information about the Compensation Committee’s process for determining executive compensation, including the role of the Compensation Committee independent consultant, Compensia, Inc., see “Executive Compensation-Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.    The primary functions of the Nominating and Corporate Governance Committee are:

•	recommending persons to be selected by the board as director nominees and to fill any vacancies on the board of directors;

•	considering and recommending to the board of directors qualifications for directors and policies concerning the term of office of directors and the composition of the board of directors;

•	approving or recommending to the board of directors compensation of non-employee directors; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

A detailed list of the Nominating and Corporate Governance Committee’s functions is included in its charter which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section.

The Nominating and Corporate Governance Committee currently consists of Messrs. Feuille, Gotcher and Kavner, with Mr. Gotcher serving as its chairperson. Our board of directors has determined that each member of the committee is “independent” within the meaning of the NYSE listing standards and our corporate governance guidelines. The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2014.

Director Compensation

Cash Retainer.    During the year ended December 31, 2014, each of our non-employee directors received (a) an annual retainer of $40,000 for serving as a member of our board of directors and (b) each of the applicable annual retainers set forth below for serving as a member or as a chair of one or more of the committees of our board of directors, or as our Lead Independent Director.

Position	Annual Retainer ($)
Annual Committee Member Retainers:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Additional Annual Retainers for Committee Chairs:
Audit Committee	12,500
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
Lead Independent Director	20,000

Equity Awards.    During the year ended December 31, 2014, on the date of our annual stockholder meeting, each of our non-employee directors received a restricted stock unit award with the number of restricted stock units (“RSUs”) determined by dividing $200,000 by the trailing 90-day average stock price as of the first of the month that included the grant date. The trailing 90-day average stock price as of June 1, 2014 was $28.59 and the non-employee directors received an award of 6,996 RSUs on June 4, 2014. These equity awards become vested one year following grant or earlier upon a change in control.

Director Compensation Table.    The following table sets forth information concerning the compensation for our non-employee directors during the year ended December 31, 2014. Messrs. McAndrews and Westergren, who served as executive officers, did not receive separate compensation for their service on the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	Total ($)
Peter Chernin	40,000	171,542	—	211,542
James M.P. Feuille	60,000	171,542	—	231,542
Peter Gotcher	57,500	171,542	—	229,042
Robert Kavner	85,000	171,542	—	256,542
Elizabeth A. Nelson	65,000	171,542	—	236,542
David Sze	52,500	171,542	—	224,042

(1)	The amount reflects the aggregate grant date fair value of the awards granted during the year ended December 31, 2014, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the equity awards in note 9 to the notes to our financial statements. There can be no assurance that awards will vest or options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value. Each of the stock awards granted in the year ended December 31, 2014 represents 6,996 RSUs granted on June 4, 2014 when the closing price of our stock was $24.52.

(2)	As of December 31, 2014, each non-employee director held the following number of outstanding stock options and unvested stock awards: Mr. Chernin: 6,996 RSUs and 5,209 unvested shares (resulting from the early exercise of stock options, which shares have been transferred to The Chernin Group); Mr. Feuille: 6,996 RSUs; Mr. Gotcher: 6,996 RSUs; Mr. Kavner: 6,996 RSUs and 200,000 stock options; Ms. Nelson: 6,996 RSUs and Mr. Sze: 6,996 RSUs.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has approved corporate governance guidelines for Pandora, which are available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. These corporate governance guidelines establish the practices of our board of directors with respect to:

•	Board composition and size;

•	Director qualifications and responsibilities;

•	Board meetings and agenda, including meetings of non-management directors;

•	Board leadership structure;

•	Board committees;

•	Board member access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Management evaluation and management succession; and

•	Performance evaluation of the board of directors, its committees and individual directors.

The Nominating and Corporate Governance Committee is responsible for overseeing compliance with our corporate governance guidelines, reviewing and reassessing the adequacy of the guidelines at least annually and recommending any proposed changes to our board of directors.

Board Leadership Structure

Our board of directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. A substantial majority of our board members are independent directors, under NYSE listing standards, SEC rules and our corporate governance guidelines; our standing board committees (Audit, Compensation and Nominating and Corporate Governance) are comprised solely of and chaired by independent directors; and, our independent directors meet in regularly scheduled executive sessions without management in connection with our regularly scheduled meetings of the board of directors.

Our board of directors is responsible for determining its leadership structure. Currently, the Chairman of the board of directors, Mr. McAndrews, also serves as our Chief Executive Officer and President. The board of directors believes that our company and our stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the board based on what is in the best interests of our company and our stockholders at a given point in time, and therefore the board of directors does not support placing restrictions on who may serve as its Chairman. Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when the Chief Executive Officer serves as the Chairman of the board, or if the Chairman of the board is not otherwise independent. Because Mr. McAndrews is our Chairman, Chief Executive Officer and President, the independent members of our board of directors previously appointed Mr. Kavner as Lead Independent Director to preside over periodic executive sessions of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as set forth in our corporate governance guidelines and as our board of directors may otherwise determine and delegate. Mr. Kavner has served as our Lead Independent Director since March 2010. Mr. Kavner is not standing for re-election to the board of directors when his current term expires on June 4, 2015, the date of the Annual Meeting. The independent members of our board of directors will appoint a new Lead Independent Director to perform the above mentioned duties.

Our board of directors regularly deliberates and discusses its appropriate leadership structure and the role and responsibilities of the Chairman of the board and the Lead Independent Director based upon the needs of our company to provide effective, independent oversight of management performance.

The Board’s Role in Risk Oversight

While Pandora’s management is responsible for the day-to-day supervision of risks facing our company, the board of directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. The board of directors’ oversight areas of focus include, but are not limited to succession planning for our Chief Executive Officer and other members of senior management, managing our long-term growth and strategic and operational planning.

The board of directors has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. For example, the Audit Committee coordinates the board of directors’ oversight of our company’s internal control over financial reporting and disclosure controls and procedures and periodically reports to the board of directors on any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the independence and performance of our independent auditor and the performance of the internal audit function. In addition, the Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The Nominating and Corporate Governance Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as further described under “Corporate Governance-Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has, at any time during the year ended December 31, 2014, been an officer or employee of Pandora. During the year ended December 31, 2014, none of our executive officers served on the Compensation Committee or board of any other company whose executive officers serve as a member of our board or Compensation Committee, and no Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Independence

As required by the NYSE listing standards and our corporate governance guidelines, a majority of the board of directors is “independent” within the meaning of such standards and guidelines. The board of directors is required to make an affirmative determination at least annually as to the independence of each director. If the Class I director nominees are elected at the Annual Meeting, the board of directors will be composed of two management directors (Messrs. McAndrews and Westergren) and six independent directors (excluding Messrs. Kavner and Sze, who are not standing for re-election to the board of directors when their current term expires on June 4, 2015, the date of the Annual Meeting). The board has determined that each of the following seven directors is independent (as defined by NYSE listing standards and our corporate governance guidelines): Mr. Chernin, Mr. Feuille, Mr. Gotcher, Mr. Kavner, Mr. Leiweke, Ms. Nelson, and Mr. Sze; and that, therefore, all directors who served during the year ended December 31, 2014 on the Audit, Compensation and Nominating and Corporate Governance Committees were independent under the NYSE listing standards. The board has also determined that our director nominee, Mr. Faxon, is independent (as defined by NYSE listing standards and our corporate governance guidelines).

Under our corporate governance guidelines, executive sessions of independent directors are held in connection with regularly scheduled meetings of the board of directors and at other times as necessary, and are chaired by the Lead Independent Director. Our independent directors confer after each regularly scheduled meeting of the board of directors to discuss the need for executive sessions and held five executive sessions during the year ended December 31, 2014.

Director Nominations

General Criteria and Process

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve on our board of directors and reports to the board of directors regarding its conclusions and recommendations. In identifying and evaluating director nominees, the Nominating and Corporate Governance Committee will consider the membership criteria approved by the board of directors and described below, taking into account potential conflicts of interest, the enhanced independence, financial literacy and financial expertise standards that may be required under applicable SEC regulations, NYSE listing standards or our corporate governance guidelines, as well as the current challenges and needs of the board of directors. In evaluating director nominees, the Nominating and Corporate Governance Committee evaluates all candidates under consideration as it deems appropriate.

The Nominating and Corporate Governance Committee charter requires that the committee recommend, and that the board of directors approve, criteria for the selection of candidates to the board of directors and its committees. The Nominating and Corporate Governance Committee and the board of directors have established the following criteria for board of directors and committee membership:

•	review of each director’s core competencies, independence, level of commitment, qualities, performance and professional responsibilities;

•	the composition of the board of directors and committees in light of the current challenges and needs of the board of directors and its committees, including issues of judgment, diversity, age, skills, background and experience;

•	each director’s tenure and whether new perspectives are adequately represented on the board of directors; and

•	the impact of any change in the principal occupation of existing directors.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria. Rather, the board of directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of judgment, diversity of skills and background, age, prior performance and experience that will allow the board of directors to fulfill its responsibilities.

Stockholder Nominations and Bylaw Procedures

Stockholders may nominate directors for election at our Annual Meeting of Stockholders by following the provisions set forth in our bylaws, including giving timely notice to our Corporate Secretary at Pandora

Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Corporate Secretary. The notice must include information specified in our bylaws, including information concerning the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and information about the stockholder’s ownership of and agreements related to our stock. The deadline for timely receiving stockholder nominations is disclosed elsewhere in this proxy statement under the caption “Stockholder Proposals for the 2016 Annual Meeting.”

At this time, our Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The board of directors does not believe that a formal policy is merited because the evaluation of potential members of the board of directors is by its nature a case-by-case process based on the composition of the board of directors and the needs and status of our company at the time. Accordingly, the board of directors, or upon delegation, the Nominating and Corporate Governance Committee, would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such nominee based on the membership criteria set forth under “Corporate Governance-Director Nominations-General Criteria and Process” above.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors or specific members of the board of directors may do so by writing to: Pandora Media, Inc., 2101 Webster St., Suite 1650, Oakland, CA 94612, Attn: General Counsel, noting the name and address of the stockholder on whose behalf the communication is sent and the number of shares of Pandora stock that are owned beneficially by such stockholder as of the date of the communication.

Pursuant to our stockholder communications policy, a copy which is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section, the General Counsel reviews all correspondence received by Pandora and addressed to members of the board of directors and submits to the appropriate members of the board of directors all correspondence that, in the opinion of the General Counsel, warrants the members’ attention. The General Counsel also provides the board of directors a report on a quarterly basis of any stockholder communications received for which the General Counsel has determined no response is necessary. The General Counsel may also, where the nature of a communication warrants, determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a director, an independent advisor or Pandora management.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our Investor Relations website (http://investor.pandora.com) in the “Corporate Governance” section. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Transactions in Company Securities

We prohibit all of our employees, including our directors and officers, from trading equity derivatives, such as options, related to our stock and engaging in short sales or otherwise engaging in hedging or pledging transactions with respect to our securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of February 20, 2015 by:

•	each person, or group of affiliated persons, known to us to beneficially own more than five percent of our outstanding shares of common stock;

•	each director and nominee for director;

•	each of the officers named in the Summary Compensation Table below; and

•	all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is February 20, 2015. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 210,145,454 shares of common stock outstanding as of February 20, 2015.

Unless otherwise indicated, the address for each listed stockholder is: c/o Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California, 94612. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Greater than 5% Stockholders:
T. Rowe Price Associates, Inc. (2)	14,721,009	7.01%
The Vanguard Group, Inc. (3)	11,819,195	5.62%
Directors and Named Executive Officers:
Brian McAndrews(4)	555,392	*
Michael Herring(5)	373,508	*
Stephen Bené	-	-
Sara Clemens (6)	38,953	*
Christopher Phillips	-	-
Peter Chernin(7)	284,407	*
James M. P. Feuille (8)	10,208,702	4.86%
Peter Gotcher(9)	900,006	*
Robert Kavner(10)	744,811	*
Elizabeth Nelson	9,152	*
David Sze	563,842	*
Tim Westergren(11)	4,370,668	2.05%
Current Directors and Officers as a Group (14 persons)(12)	18,279,457	8.50%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Based on the most recently available Schedule 13G filed with the SEC on February 12, 2015, T. Rowe Price Associates, Inc. (“Price Associates”) reported that in its capacity as an investment adviser, it may be deemed to beneficially own and has sole dispositive power with respect to 14,721,009 shares and that it has sole voting power with respect to 2,925,498 shares. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Based on the most recently available Schedule 13G filed with the SEC on February 11, 2015, The Vanguard Group, Inc. (“The Vanguard Group”) reported that in its capacity as an investment adviser, it may be deemed to beneficially own 11,819,195 shares, of which it has sole dispositive power with respect to 11,708,784 shares, shared dispositive power with respect to 110,411 shares and sole voting power with respect to 128,711 shares. These beneficially owned shares include 110,411 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group and 18,300 shares beneficially owned by Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)	Includes 475,000 shares of common stock issuable pursuant to options exercisable within 60 days of February 20, 2015.

(5)	Includes 360,957 shares of common stock issuable pursuant to options exercisable within 60 days of February 20, 2015.

(6)	Includes 29,791 shares of common stock issuable pursuant to options exercisable within 60 days of February 20, 2015.

(7)	Includes 284,407 shares held by The Chernin Group, LLC. Mr. Chernin, one of our directors, is an affiliate of The Chernin Group, LLC.

(8)	Includes 530,343 shares of common stock held by the James M.P. Feuille & Nancy J. Murray 2012 Revocable Trust of which Mr. Feuille is a trustee, 472,807 of common stock held by the Feuille-Murray Irrevocable Trust dated 12/19/2012 of which Mr. Feuille is a trustee. Also includes 237,172 shares held by Offshore Crosslink Ventures IV Unit Trust, 2,327,334 shares held by Crosslink Crossover Fund IV LP, 2,166,434 shares held by Crosslink Ventures IV LP, 135,712 shares held by Crosslink Ventures IV GmbH & Co. KG, 261,936 shares held by Crosslink Bayview IV LLC, and 4,076,964 shares held by Crosslink Crossover Fund V LP, collectively the Crosslink Capital funds. Mr. Feuille, one of our directors, is a managing member of the general partner of the Crosslink Capital funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities. Mr. Feuille disclaims beneficial ownership with respect to shares beneficially owned by the Crosslink Capital funds, except to the extent of his pecuniary interests therein. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.

(9)	Includes 900,006 shares of common stock held by Peter and Marie-Helene Gotcher Family Trust. Mr. Gotcher, one of our directors, is a co-trustee of this trust.

(10)

Includes 200,000 shares of common stock issuable pursuant to options exercisable within 60 days of February 20, 2015, 288,473 shares of common stock held by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), 192,604 shares held by Robert M. Kavner and Allyson P. Kavner, Trustees of Kavner Family Trust—u/i dtd. May 17, 1999, 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Kathryn Ray Kavner Trust—2000 u/i dtd. March 14, 2000

and 31,867 shares held by Robert M. Kavner, Allyson P. Kavner and Thomas J. Ross, Jr., Trustees of Reed I. Kavner Trust—2000 u/i dtd. March 14, 2000. Mr. Kavner, one of our directors, is an affiliate of each of these trusts. Mr. Kavner disclaims beneficial ownership with respect to all shares beneficially owned by Kavner Partners, a Delaware Multiple Series Limited Partnership (Series B), except to the extent of his pecuniary interests therein.

(11)	Includes 3,568,842 shares of common stock issuable pursuant to options exercisable within 60 days of February 20, 2015. Also includes 311,264 shares of common stock held by Mandawa Trust u/a dated 9/26/2011. Mr. Westergren is a co-trustee of this trust.

(12)	Includes stock options and restricted stock units exercisable for an aggregate of 4,827,684 shares of our common stock within 60 days of February 20, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Executive officers, directors and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf. Based solely on our review of copies of any Section 16(a) forms received by us or written representations that no other reports were required, we believe that all of our executive officers, directors and ten percent stockholders complied during the year ended December 31, 2014 with the reporting requirements of Section 16(a) of the Exchange Act.

MANAGEMENT

Our executive officers and their ages as of the record date and positions are as follows:

Name	Age	Position
Brian McAndrews	56	Chief Executive Officer, President and Chairman of the Board
Stephen Bené	51	General Counsel and Corporate Secretary
Sara Clemens	43	Chief Strategy Officer
Simon Fleming-Wood	46	Chief Marketing Officer
Michael Herring	46	Chief Financial Officer
Christopher Phillips	40	Chief Product Officer
John Trimble	51	Chief Revenue Officer
Tim Westergren	49	Founder and Director

Brian McAndrews.    See “Proposal No. 1 Election of Class I Directors.”

Stephen Bené has served as our General Counsel and Corporate Secretary since October 2014. Mr. Bené served as Senior Vice President, General Counsel and Corporate Secretary at Electronic Arts Inc., a video game developer and publisher, from October 2004 to June 2014. Prior to that, Mr. Bené was a staff attorney at Electronic Arts and an associate at the law firm of Fenwick & West LLP. Mr. Bené currently serves on the board of directors of menuMe, Inc., a restaurant menu application and website. Mr. Bené holds a Juris Doctor from Stanford Law School and a Bachelor of Science degree in Mechanical Engineering from Rice University.

Sara Clemens has served as our Chief Strategy Officer since February 2014. Prior to joining Pandora, Ms. Clemens was an executive-in-residence at Greylock Partners, a venture capital firm, from September 2013 to February 2014. Ms. Clemens served as the Vice President of corporate development at LinkedIn Corporation, a professional social networking internet service, from July 2012 to September 2013. Prior to that, from 2007 to 2012, she held a variety of leadership positions at Microsoft Corporation, a provider of software, services, and solutions, including serving as the General Manager of strategy and development for Microsoft’s interactive entertainment business from 2010 to 2012. Ms. Clemens holds a Bachelor of Arts degree and Master’s degree with honors from the University of Canterbury in New Zealand.

Simon Fleming-Wood has served as our Chief Marketing Officer since October 2011. From 2009 to 2011, Mr. Fleming-Wood was the Vice President of marketing for the consumer products group at Cisco Systems, a provider of communications and information technology products and services. Mr. Fleming-Wood was the founding Vice President of marketing at Pure Digital Technologies, a developer of digital imaging solutions, from 2001 to 2009, when Pure Digital Technologies was acquired by Cisco Systems. Prior to that, Mr. Fleming-Wood held various senior marketing positions at Sega.com, The Learning Company/Mattel and The Clorox Company. Mr. Fleming-Wood holds a Bachelor of Arts in Political Science from Stanford University.

Michael Herring has served as our Chief Financial Officer since February 2013. Prior to joining Pandora,Mr. Herring served as the Vice President of operations at Adobe Systems Incorporated, a provider of digital marketing and digital media solutions, from 2009 to 2013. Mr. Herring served as the Chief Financial Officer and Executive Vice President of Omniture, Inc., a provider of online business optimization software, from 2004 to 2009. Prior to Omniture, Mr. Herring served as the Chief Financial Officer of MyFamily.com (now Ancestry.com), having joined the company through the acquisition of Third Age Media in 2000. At Third Age Media, Mr. Herring served as Vice President of finance. Prior to Third Age Media, he served as Controller of Anergen Inc. Mr. Herring currently serves on the board of Fluid, Inc., a software company. Mr. Herring holds a Bachelor of Arts degree in Economics and Political Science from the University of California at Los Angeles.

Christopher Phillips has served as our Chief Product Officer since October 2014. Prior to that, from January 2012 to October 2014, Mr. Phillips was Director of Product Management and User Experience for

Amazon Digital Music at Amazon. From April 2004 to December 2011, Mr. Phillips served as Director of Apple QuickBooks Product Management, Marketing and User Experience for Intuit. Mr. Phillips holds a Bachelor of Science, Business Administration degree from The Ohio State University, Max M. Fisher College of Business.

John Trimble has served as our Chief Revenue Officer since March 2009. Prior to joining us, Mr. Trimble was the Executive Vice President of sales at Glam Media, a media company, from 2007 to 2009. From 2002 to 2007, Mr. Trimble served as Senior Vice President of advertising sales for Fox Interactive Media, a provider of internet media management and content broadcasting services. Prior to that, Mr. Trimble also served as Director of sales for the Sports Illustrated website, SI.com, and as Vice President of sales for Phase2 Media, a men’s vertical advertising network. Mr. Trimble holds a Bachelor of Arts degree in Political Science from St. Lawrence University.

Tim Westergren.    See “Proposal No. 1 Election of Class I Directors.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about our compensation philosophy, the processes that the Compensation Committee (“Committee”) uses to set executive compensation, and the significant components of our executive compensation packages for each of our CEO and other “named executive officers” or “NEOs”. Our NEOs are:

Name	Position
Brian McAndrews	Chief Executive Officer
Michael Herring	Chief Financial Officer
Stephen Bené	General Counsel and Corporate Secretary
Sara Clemens	Chief Strategy Officer
Christopher Phillips	Chief Product Officer

Section 1 – Summary and Highlights.

Financial highlights and business summary.

We exited 2014 with a record number of highly engaged listeners, and our best financial and operational performance to date. A few of our financial highlights include:

•	For 2014, total GAAP revenue was $920.8 million, a 44% year-over-year increase;

•	Non-GAAP[1] revenue for the same period was $906.6 million, a 40% year-over-year increase;

•	Advertising revenue was $732.3 million, a 40% year-over-year increase;

•	Total listener hours grew 20% to 20.03 billion for the full year; and

•	Active users were 81.5 million at the end of 2014, an increase of 7% from the end of 2013.

We also executed on important strategic business initiatives, including:

•	We signed our first direct music licensing deal with Music and Entertainment Rights Licensing Independent Network (“Merlin”), the global rights agency for the independent label sector, to help independent labels and artists grow the audiences they reach and the royalties they receive through Pandora.

•	We launched Pandora’s Artist Marketing Program (“AMP”), a free online service that gives artists and their managers a detailed view of their audience on our internet radio platform.

•	We formed our Music Industry Group in order to consolidate all of our music industry initiatives into a focused business unit and to help drive connections with fans across all channels at Pandora. Our vision for this group is to give artists a platform to promote and market their music to their fans, engage their fans with experiences like live events and original content, and understand all of the benefits of these interactions via our analytical tools.

•	Our CEO finished building-out a leadership team in the HR, Strategy, Product Development, Revenue Operations and Legal functions with executives who have experience at companies larger and more established than Pandora. These newly hired leaders add to an already experienced leadership team in the Finance, Marketing, Engineering and Ad Sales areas.

1 Defined as GAAP revenue adjusted for revenue related to the subscription return reserve, which consists of deferred revenue adjustments related to subscriptions that are sold with return rights.

Compensation program highlights and philosophy.

Pandora’s purpose is to unleash the infinite power of music. We want to be the effortless source of personalized music enjoyment and discovery for billions of people world-wide. In order to execute on this ambitious vision, we must hire people who are smart, self-motivated and passionate about the work they do at Pandora. We are a technology and media company headquartered in the San Francisco Bay Area, with offices across the U.S. in markets such as New York, Chicago, Dallas and Los Angeles. These are all vibrant and extremely competitive talent markets. We compete for the best talent with large, established companies, and with high-potential start-ups. While this challenging talent market continues to be a factor that influences our compensation-related decisions, is it only one of many factors that our Committee considers.

Our Committee follows a rigorous and documented philosophy and process in making its compensation decisions. The Committee has designed our compensation program for all Pandora employees, including our NEOs, to support three main goals:

•	Attract highly sought-after talent in competitive markets;

•	Pay for performance; and

•	Align employee and stockholder interests.

These are foundational elements of how we think about compensation at Pandora. We put the “pay for performance” philosophy into practice by tying a portion of compensation for Pandora employees at all levels to company performance. With our most senior executives, more than a half of their overall target pay is variable and tied to performance – both operational and stock price performance - reflecting their heightened ability to directly impact that performance in the near- and long-term.

The compensation program for our executives is made up of three primary components:    base salary, variable cash incentives based on annual performance goals, and long-term equity incentives. The details of these components of pay are explained below in “Section 3 – Elements of Pay”.

Key 2014 compensation decisions.

Our Committee made important compensation decisions in 2014 to further our commitment to our pay-for-performance strategy and to build long-term stockholder value:

•	Our Committee improved our equity granting practices by setting an overall equity budget considering our growth and expansion efforts.

¡	For all employees, we transitioned our new-hire and annual equity grant guidelines from share-based guidelines to value-based guidelines; and based on extensive data-gathering and analysis, the Committee revised the equity guidelines (both new-hire and annual grant guidelines) for all employees.

¡	For each of the executives we hired in 2014, the compensation package approved by the Committee emphasized long-term incentives and variable pay. The details of the pay packages for each of the NEOs are explained below in “Section 3 – Elements of Pay”.

•	We did not grant our chief executive officer, Mr. McAndrews, any equity grants or salary increases in 2014.

As Mr. McAndrews was hired in the second half of 2013, our Committee intentionally designed his new-hire package to cover both the remainder of 2013 and all of 2014. Therefore, our Committee did not increase any aspect of his compensation in 2014. The details of our CEO’s September 2013 new-hire package are described below in “Section 4 – Chief Executive Officer Compensation”.

•	Based on stockholder feedback and in an effort to further motivate operational success, our Committee approved the implementation of a performance-based equity program using market share units (“MSUs”) for all of our NEOs.

Beginning in 2015, our equity grants to NEOs include MSUs, the value of which depends on Pandora’s stock price performance relative to that of the Russell 2000 Index across three performance periods. The details of these MSUs are explained below in “Section 3 – Elements of Pay-Long-term equity incentives”. In March 2015, our NEOs received the following grants:

Name and Title	Restricted Stock Units	Market Share Units (at target)
Brian McAndrews Chief Executive Officer	255,000	255,000
Michael Herring Chief Financial Officer	115,000	77,000
Stephen Bené General Counsel and Corporate Secretary	19,000	13,000
Sara Clemens Chief Strategy Officer	115,000	77,000
Christopher Phillips Chief Product Officer	19,000	13,000

Target Pay vs. Realizable Pay.

The amount of realizable compensation for our NEOs varies significantly based on overall Pandora performance. As of December 31, 2014, our CEO’s aggregate 2013 and 2014 “Realizable Pay” is approximately 34% of the reported “Target Pay”, as shown in the chart below:

Target Pay – consists of annualized base salary, target cash bonus amount and the “fair value” at grant of equity awards (i.e., Black Scholes for stock options), excluding other compensation paid.

Realizable Pay – consists of annualized salary, actual bonus paid and the “in-the-money” value of all outstanding equity awards using the closing price of our common stock on December 31, 2014 ($17.83), excluding other compensation paid. Realizable Pay includes the value of both the vested and unvested portions of all outstanding equity awards.

Stock Price – reflects the change in the value of Pandora common stock from 12/31/13 ($26.60) to 12/31/14 ($17.83). To provide additional context for the chart above, the table below outlines key details of each incentive compensation component that contributed to the CEO’s Target Pay and Realizable Pay for 2013 and 2014.

	Description	Update as of December 31, 2014
Stock Options

2013 Target value: $18,153,321

2014 Target value: $0

To realize value from this award, our stock price must appreciate from the closing price on the date of grant. This award vests over a five-year period.

We did not grant any options to our CEO in 2014.

2013 Realizable value: $0

2014 Realizable value: $0

The 1.5 million stock options granted to our CEO in 2013 had no realizable value as of 12/31/14 because the exercise price of $21.38 is above $17.83, the closing price of our stock on 12/31/14.

Restricted Stock Units

2013 Target value: $10,690,000

2014 Target value: $0

These awards are intended to provide a baseline level of retention and stockholder alignment. 400,000 of the

500,000 RSUs granted vest over a

five-year period. The remaining 100,000 RSUs vest over a four-year period.

We did not grant any RSUs to our CEO in 2014.

2013 Realizable value: $8,915,000

2014 Realizable value: $0

The realizable value of the RSUs was determined by multiplying the 500,000 RSUs granted in 2013 by the closing price of our common stock on December 31, 2014 of $17.83 for a total value of $8,915,000.

Target Bonus	2013 Target value: $0 2014 Target value: $500,000 Actual payment based on attainment of annual corporate revenue and earnings per share. Target value set at 100% of base salary, beginning in 2014.

2013 Realized value: $0

2014 Realized value: $455,000

Our CEO was awarded no bonus for 2013 as he had just joined Pandora in September 2013. Our CEO was awarded a bonus of $455,000 in 2014 under our Corporate Incentive Plan; payment was intended to reward the achievement of financial performance. The details of this bonus are discussed below in “Section 3 – Elements of Pay”.

	Description	Update as of December 31, 2014
Base Salary

2013 Target value: $153,425 ($500,000 annual salary pro-rated from September 11, 2013 to December 31, 2013)

2014 Target value: $500,000

Intended to compensate our executives for performing their day-to-day responsibilities and to ensure a baseline level of market competitiveness.

2013 Realized value: $153,425 ($500,000 annual salary pro-rated from September 11, 2013 to December 31, 2013) 2014 Realized value: $500,000 Our CEO received no salary increase in 2014.

Governance practices.

Pandora has adopted corporate governance practices and policies that our board believes help to advance our compensation goals, including:

What we do	What we don’t do
✓ Maintain a completely independent Compensation Committee. Our Committee consists solely of independent directors who establish our compensation practices.

X     Guarantee salary increases or bonuses.    None of our NEOs are guaranteed salary increases or bonuses. Salary increases are evaluated annually and bonuses are based on achievement of revenue and profit targets that are set by the Committee at the beginning of each fiscal year.

✓      Use a pay-for-performance model.    Our executive compensation program focuses on corporate results and aligns with stockholder interests by creating highly leveraged plans with a focus on long-term financial and stock-price performance.

X     Permit hedging or short sales.    All of our employees, including our board of directors and our executives, are prohibited from engaging in short sales or transactions in derivative securities, including hedging transactions.

✓ Retain an independent compensation consultant. Our Committee retains Compensia, Inc. as its advisor to provide analysis, advice and guidance on executive compensation - independent of management.	X Permit pledging. All of our employees, including our board of directors and our executives, are prohibited from pledging their equity as collateral for loans.
✓ Use performance-based equity aligned with stockholder return. In 2014, the Committee approved the use of performance-based equity, which we call MSUs, for on-going annual grants to all of our NEOS.	X Allow tax gross-ups. We do not provide tax “gross-ups” in our executive severance or change-of-control policy or as part of any annual compensation practice.
✓ Maintain a claw-back policy. In 2014, we implemented a claw-back policy to prevent employees from benefitting from erroneously-paid cash incentives that result from their misconduct.

X     Provide special perquisites.    We do not provide special perquisites to our NEOs, other than benefits that are generally available to all of our employees, such as our employee stock purchase plan, 401(k) plan, group health insurance, and short- and long-term disability insurance.

What we do	What we don’t do

✓       Maintain equity ownership guidelines for executives and directors. In 2014, the board implemented stock ownership guidelines for our executives:

        CEO – 3X annual base salary

        All other executives – 1X annual base salary.

        Since 2013, we have maintained equity ownership guidelines for our board members equal to 3X their annual retainer.

X     Allow option re-pricing of options without stockholder approval.    Our commitment to stockholder alignment means that our board is not able to re-price options that may be “under water” without obtaining and receiving stockholder approval.

Section 2 – Compensation Setting Process.

Role of the Compensation Committee.

Setting Compensation For Executives Other than the CEO.

Our Committee has overall responsibility for administering our executive compensation programs. In fulfilling this responsibility, our Committee sets the target total direct compensation opportunities, as well as each individual compensation component, for our executives, including our NEOs (other than the CEO). In making compensation-related decisions, our Committee reviews compensation data for comparable businesses and assesses both our historical performance and forward prospects compared to those companies. Our Committee also solicits the CEO’s views as to the individual performance and potential of the executives that report to him, and his views on the appropriate compensation of those executives. With this information, and the advice of its independent compensation consultant, our Committee uses its own business judgment and experience to set the compensation elements and amounts for all executives, other than the CEO. As part of its decision-making process, our Committee takes into account our annual and long-term financial and operational performance, our long-term strategic and operational initiatives, the past performance and expected future contributions of our executives, their individual expertise, skills and experience.

Setting Compensation for the CEO.

For the CEO, the Committee engages in all of the data gathering and analysis described above, and solicits the views of the senior executive team and members of the board of directors as to the performance and potential of the CEO. With the advice of its independent compensation consultant, the Committee then approves or makes recommendations to the full board as to CEO compensation decisions.

Role of the Independent Compensation Consultant.

Our Committee has engaged Compensia, Inc. (“Compensia”) as its independent outside compensation consultant. Compensia provides a wide range of compensation advisory services to Pandora including: a review of our executive compensation philosophy and peer group; a competitive assessment of executive compensation levels; guidance in considering and implementing new compensation policies and practices (such as our new performance -based equity program); and input on this Compensation Discussion and Analysis.

Compensia works at the direction of, and reports directly to, our Committee. The Committee may replace Compensia or hire additional advisors at any time. A representative of Compensia attends Committee meetings when requested by the Committee. Compensia does not perform any other services for Pandora, unless requested by the Committee. Our Committee has reviewed the independence of Compensia and determined that there are no conflicts of interest.

Role of the Chief Executive Officer.

As noted above, our CEO provides the Committee with his assessment of the individual performance and potential for each of the executives that report to him. The CEO also makes general recommendations to our Committee regarding base salaries, target annual cash incentive opportunities and long-term incentive compensation for those same executives. While our CEO attends board and Committee meetings where executive compensation practices and philosophies are discussed, he does not participate in any session in which his own compensation is discussed.

Competitive Positioning and our Peer Group.

In making compensation decisions in 2014, our Committee reviewed compensation data from twenty-four comparable companies. The Committee chose this peer group in January 2014 based on an analysis performed by Compensia, using the following selection criteria:

•	Industry: internet, software-as-a service, content-oriented publishing and technology companies with an ad-based revenue model;
•	Revenue range: generally 0.5 to 2 times our revenue;
•	Market capitalization range: generally 0.25 to 4 times our market capitalization; and
•	Other growth and business factors: competition for talent, number of employees, business model, etc.

Based on these selection criteria our Committee selected the following companies as its 2014 peer group:

Akamai Technologies	LinkedIn	Shutterfly
AMC Networks	Madison Square Garden Co.	Splunk
CommVault Systems	NetSuite	The Ultimate Software Group
Concur Technologies	The New York Times	Tivo
CoStar Group	Palo Alto Networks	TripAdvisor
FactSet Research Systems	Rackspace Hosting	Verisign
HomeAway	Red Hat	Workday
j2Global	ServiceNow	Yelp

In September 2014, our Committee re-assessed our peer group to determine if it was still comparable in terms of our key selection criteria. Our continued strong revenue growth resulted in a decision by our Committee in September 2014 to remove HomeAway, Splunk, Tivo and Yelp from the peer group, because their revenues were no longer comparable to ours. As a result of this reassessment, our peer group as of the end of 2014 was as follows:

Akamai Technologies	LinkedIn	ServiceNow
AMC Networks	Madison Square Garden Co.	Shutterfly
CommVault Systems	NetSuite	TripAdvisor
Concur Technologies	The New York Times	The Ultimate Software Group
CoStar Group	Palo Alto Networks	VeriSign
FactSet Research Systems	Rackspace Hosting	Workday
j2 Global	Red Hat

The Committee believes that these companies provide the best comparisons, based on the selection criteria, for determining the appropriate compensation ranges for our executives. To determine the appropriate ranges, the Committee analyzes compensation data from these peer group companies on a role-by-role basis for the CEO and each of the executives that report to him.

Section 3 – Elements of Pay.

The three primary elements of Pandora’s executive compensation program are base salary, variable cash incentives and long-term equity incentives, as described below:

Compensation Element	What the Element Rewards	Purpose and Key Features
Base salary	Recognizes individual performance, level of experience, expected future performance and contributions to Pandora.	Provides competitive level of fixed compensation determined by the market value of the position, and the individual facts and circumstances of each executive’s role.

Variable cash incentive under our Corporate Incentive Plan	Achievement of corporate and business-level performance objectives (for 2014, annual non-GAAP revenue and earnings per share).	Motivates participants to achieve corporate financial performance objectives during the year. Payouts for 2014 could range from 0% to 200% of target depending on achievement of these objectives.

Long-term equity incentives

Achievement of performance objectives designed to enhance

long-term stockholder interests and attract, motivate and reward employees over extended periods of time. Multi-year vesting requirements also promote retention.

Annual awards of options and RSUs and, beginning in 2015, MSUs, that vest over multiple years to provide an at-risk variable pay opportunity. Because the ultimate value of these awards is directly related to the value of Pandora’s common stock, these rewards help align the financial interests of executives with those of stockholders.

Base Salary.

We use base salaries to attract and retain qualified executives. Our Committee sets base salaries for our NEOs other than the CEO - and makes recommendations to the full board regarding the base salary of the CEO - based on the scope of responsibilities, skill set, market trends, past performance, experience and a range of competitive data from our peer group on a role-by-role basis. Our Committee reviews base salaries at least annually, to see if any changes are warranted.

•	In 2014, the Committee recommended that no change be made to the base salary of our CEO, and the board accepted this recommendation. Thus, our CEO’s base salary was not increased in 2014. In March 2015, our CEO’s base salary was increased by 10% to $550,000.
•	In 2014, the Committee increased the base salary of our CFO by approximately 4.3%, to bring his salary more in line with the CFOs in our peer group. In March 2015, our CFO’s base salary was increased by approximately 6.8% to $390,000.
•	In 2014, we hired a new general counsel, and we created and filled two new executive roles: a chief strategy officer and a chief product officer. Each of these individuals are NEOs for 2014. While each of these NEOs received a base salary of $350,000, our Committee independently determined that this amount was appropriate for each candidate considering the scope of responsibilities, experience level and relevant peer group data.

The following sets forth the base salaries for our NEOs for 2014:

Name and Title	Base Salary for 2013 (if applicable)	Base Salary for 2014	YOY % increase
Brian McAndrews
Chief Executive Officer	$500,000	$500,000	0
Michael Herring
Chief Financial Officer	$350,000	$365,000	~4.3%
Stephen Bené
General Counsel and Corporate
Secretary*	N/A	$350,000	N/A
Sara Clemens
Chief Strategy Officer*	N/A	$350,000	N/A
Christopher Phillips
Chief Product Officer*	N/A	$350,000	N/A

*hired in 2014.

Variable cash incentives.

In 2014, many of our employees, including all of our NEOs, were eligible to participate in Pandora’s Corporate Incentive Plan (“CIP”), which provided a cash bonus opportunity based on Pandora’s 2014 financial performance. Consistent with past years, our Committee’s objective in implementing the CIP was to reward team success and to focus all participants on Pandora’s corporate financial goals, rather than on individual achievements.

•	The target bonus levels for Mr. McAndrews and Mr. Herring did not change for 2014.
•	The target bonus level for each of the other NEOs (each of whom joined Pandora in 2014) was set at 50% of base salary, which our Committee believed would focus a significant percentage of cash compensation on the company’s overall financial performance.

The table below shows the target bonus levels for our NEOs:

Name and Title	Target Bonus under CIP (as a % of salary (2013))	Target Bonus under CIP (as a % of salary (2014))
Brian McAndrews Chief Executive Officer	100%	100%
Michael Herring Chief Financial Officer	60%	60%
Stephen Bené General Counsel and Corporate Secretary*	N/A	50%
Sara Clemens Chief Strategy Officer*	N/A	50%
Christopher Phillips Chief Product Officer*	N/A	50%

*hired in 2014 and because they were hired later in the year, the actual bonus pay-outs for Mr. Bené and Mr. Phillips were prorated to their date of hire.

At the outset of 2014, the Committee determined that the CIP financial metrics for the year would be a combination of annual corporate non-GAAP revenue2 and non-GAAP diluted earnings per share3 (“EPS”), weighted as follows:

•	Eighty percent (80%) of the bonus payout to be determined by comparing our actual non-GAAP revenue for 2014 to our non-GAAP revenue target in our 2014 financial plan; and

•	The remaining twenty percent (20%) of the bonus payout to be determined by comparing our actual non-GAAP diluted EPS for 2014 to our non-GAAP diluted EPS target in our 2014 financial plan target.

Our Committee believed that this 80/20 split would encourage all participants to focus primarily on top line revenue, while the inclusion of EPS provided an incentive to contain operating expenses. While our Committee generally retained some discretion in its determination of CIP payments at the end of the year, our Committee nevertheless strictly applied the plan structure in determining the payouts for 2014. As a result, bonuses were funded at 91% of target for all executives, as Pandora achieved non-GAAP revenue of $906.6 million and non-GAAP diluted EPS of $0.20.

	2014 Financial Plan	Actual 2014 Results	Percentage Achievement
Non-GAAP Revenue	$923 million	$906.6 million	93.6%
Non-GAAP diluted EPS	$0.24	$0.20	82.2%

As a result, the total blended payout of the CIP was ninety-one percent (91%) of target.

Each of our NEOs received 91% of his or her target bonus under our 2014 CIP as set forth below:

Name and Title	Pay-out under the 2014 CIP
Brian McAndrews Chief Executive Officer	$455,000
Michael Herring Chief Financial Officer	$199,290
Stephen Bené General Counsel and Corporate Secretary*	$31,850
Sara Clemens Chief Strategy Officer*	$159,250
Christopher Phillips Chief Product Officer*	$27,487

*hired in 2014 and because they were hired later in the year, the actual bonus pay-outs for Mr. Bené and Mr. Phillips were prorated to their date of hire.

Long-term equity incentives.

Long-term incentives comprise the largest component of our executive compensation program as our Committee believes that our executives have a significant impact on our business success over time and, therefore, the creation of long-term stockholder value. To align our NEOs’ interests with those of our stockholders, provide long-term incentive opportunities, and drive retention, we use a variable mix of equity awards, including stock options, RSUs and starting in 2015, stock-performance-based market share units (“MSUs”). Our stock options and RSUs generally have a four-year vesting period (except for the five-year vesting period for the majority of

[2]	Defined as GAAP revenue adjusted for revenue related to the subscription return reserve, which consists of deferred revenue adjustments related to subscriptions that are sold with return rights.
[3]	Non-GAAP EPS is adjusted for revenue relating to our subscription return reserve, excludes stock-based compensation expense and amortization of intangible assets and is based on diluted weighted average shares outstanding.

our CEO’s grants) thereby encouraging performance and retention over an extended period of time. While stock options and RSUs remain valuable compensation tools for us, in 2014 our Committee approved the implementation of MSUs in order to further increase the pay-for-performance connection, and stockholder alignment, of our long-term incentive program.

Equity grants in 2014.

Our CEO did not receive an equity grant in 2014. In the spring of 2014, our CFO received equity grants of 12,800 options and 7,100 RSUs - which was smaller than standard market practice due to his relatively recent new-hire grants. These awards were granted to compensate our CFO for the additional responsibilities he assumed during our CEO transition in 2013. The equity awards granted to our other NEOs were all granted in connection with their hiring. The purpose of these grants was largely to attract these executives to leave their current employment and join Pandora. During 2014, our Committee reviewed its executive new-hire grant practices and made the decision to move away from options in favor of RSUs for new-hire packages. This change in strategy is reflected in the new-hire grants for Mr. Bené and Mr. Phillips, both of whom joined the company in late 2014.

The equity awards made to each of our NEOs in 2014 are set forth below:

Name and Title	2014 Equity Grant
Brian McAndrews Chief Executive Officer	N/A
Michael Herring Chief Financial Officer	7,100 RSUs and 12,800 options
Stephen Bené General Counsel and Corproate Secretary*	84,000 RSUs
Sara Clemens Chief Strategy Officer*	60,000 RSUs and 110,000 options
Christopher Phillips Chief Product Officer*	92,800 RSUs

*hired in 2014

Market share units.

MSUs are RSUs that vest according to Pandora’s relative stock price performance. Specifically, MSUs measure Pandora’s total stockholder return (“TSR”) performance against that of the Russell 2000 Index across three performance periods. Pandora’s relative TSR is calculated using the average adjusted closing stock price of Pandora stock, and the Russell 2000 Index, for ninety calendar days prior to the beginning of each performance period and the last ninety calendar days of the performance period. The target MSUs are divided across three performance periods as follows:

•	One-third of the target MSUs are eligible to be earned for a performance period that is the first calendar year of the MSU grant (the “One-Year Performance Period”);
•	One-third of the target MSUs are eligible to be earned for a performance period that is the first two calendar years of the MSU grant (the “Two-Year Performance Period”); and
•	Any remaining portion of the target MSUs are eligible to be earned for a performance period that is the entire three calendar years of the MSU grant (the “Three-Year Performance Period”).

For each performance period, a “performance multiplier” is calculated by comparing Pandora’s relative TSR for the period to the Russell 2000 Index TSR for the same period. The target number of shares will vest if the Pandora TSR is equal to the Russell 2000 Index TSR for the period. For each percentage point that the Pandora

TSR falls below the Russell 2000 Index TSR for the period, the performance multiplier is decreased by three percentage points. The performance multiplier is capped at 100% for the One-Year and Two-Year Performance Periods. However, the full award is eligible for a payout up to 200% of target with all upside tied to the Three-Year Performance Period. For each percentage point that the Pandora TSR exceeds the Russell 2000 Index TSR for the Three-Year Performance Period, the performance multiplier is increased by 2%.

Any MSUs that are earned for a particular performance period will vest on February 15 following the end of the applicable performance period. For 2015, 50% of the number of units granted to our CEO consisted of MSUs, while at least 40% of those granted to our other NEOs consisted of MSUs. The individual amounts granted in March 2015 to our NEOs are set forth above under “Section 1 – Summary and Highlights-Key 2014 compensation decisions”.

Section 4 – Chief Executive Officer Compensation.

Mr. McAndrews, our CEO, joined Pandora in September 2013 after the departure of our then CEO, Joseph Kennedy. Our board of directors conducted an extensive six-month search for candidates to find a new CEO. The board believed that Mr. McAndrews was the ideal choice as CEO due to his experience and understanding of the intersection of technology and advertising and his proven ability to set strategy, lead large teams and scale growing companies. In designing Mr. McAndrews’ compensation package, our Committee reviewed peer CEO compensation, as well as pay packages for recently hired CEOs, to create a compensation offer that focused on aligning Mr. McAndrews’ performance directly with stockholder interests. The offer also needed to be attractive when compared to the compensation opportunities that Mr. McAndrews would be leaving at his prior employer. To serve both of these important goals, the Committee weighted the equity component of the offer more heavily towards stock options, which are more volatile and leveraged than time-based RSUs. Our Committee also structured the bulk of Mr. McAndrews’ equity grants (stock options and RSUs) with a five-year vesting period, longer than the more typical three- or four-year vesting range.

Specifically, the elements of Mr. McAndrews’ new-hire compensation offer were:

•	Base salary: $500,000
•	Variable cash incentive: For the 12 months ended December 31, 2014, a target cash bonus of 100% of salary under our CIP
•	Long-term equity incentives:
¡	1,500,000 stock options with a five-year vesting period
¡	400,000 RSUs with a five-year vesting period
¡	100,000 RSUs as a make-whole grant to compensate Mr. McAndrews for a portion of the compensation he forfeited by leaving his previous employer. These RSUs vest over four years.

In 2014, Mr. McAndrews received no increase in his base salary, and no additional equity grants. In March 2015, Mr. McAndrews base salary was increased by 10% to $550,000 per year. As described above, Mr. McAndrews received a payment of 91% of his target bonus in 2014, as did all other participating employees, based on achievement of specified financial measures.

In addition, in March 2015, Mr. McAndrews was granted 255,000 RSUs and 255,000 MSUs.

Section 5 – Stockholder Outreach.

At the direction of the Committee, we have recently engaged with some of our largest stockholders to discuss our corporate governance and executive compensation programs and to answer questions and elicit feedback. These conversations are just the beginning of what we expect will be an ongoing dialogue on our compensation and governance practices as our company grows and matures. The feedback we have received has been shared and discussed with our Committee and our Nominating and Corporate Governance Committee and is being thoughtfully considered as part of our compensation and governance decisions for 2015.

Section 6 – Other Compensation.

Signing bonus.

In addition to the components of his new hire package discussed above, Mr. Phillips also received a one-time $150,000 signing bonus. Our Committee felt this signing bonus was appropriate considering the amount of compensation that Mr. Phillips would be leaving at his prior employer to join Pandora.

Change in control plan.

We believe a combination of severance and change in control arrangements will help our executives maintain continued focus and dedication to their responsibilities in the event of a change in control of the company, and thus help maximize stockholder value in that event. Rather than having individual severance negotiations with each of our executives at the time of hire, or at the time a change of control event occurs, our Committee has previously adopted a program to provide uniform severance arrangements for our NEOS other than our CEO, and a slightly enhanced severance arrangement for our CEO. These severance arrangements are coupled with “double trigger” change of control payout conditions, in order to promote retention while minimizing the chance of undeserved payouts. Our severance and change in control arrangements are described in detail below under “Executive Compensation-Potential Payments on Termination and Change in Control”.

Chief Revenue Officer Compensation Plan.

Our chief revenue officer (who is not an NEO for 2014) is our only executive who participates in both our CIP and an additional sales compensation plan.

Tax and Accounting considerations.

We do not expect the accounting impact of compensation to be a material factor in our Committee’s decision-making process. We do not require executive compensation to be tax deductible for Pandora, but instead balance the costs and benefits of tax deductibility and our executive compensation goals and philosophy.

Risk Assessment of Compensation Programs.

The Compensation Committee, in consultation with management and Compensia, the Compensation Committee’s outside, independent advisor, has assessed our compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on Pandora. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of Pandora’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the twelve months ending December 31, 2014.

Compensation Committee of the board of directors

Peter Gotcher

Robert Kavner

James M.P. Feuille, Chairman

Summary Compensation Table

The following table sets forth the compensation for each person who served as our principal executive or financial officer during the year ended December 31, 2014 and our other three most highly compensated executive officers for the year ended December 31, 2014, collectively referred to as the “named executive officers” in this proxy.

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)(6)		Stock Awards ($)(10)	Option Awards ($)(10)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brian McAndrews,	December 31, 2014	500,000	455,000		0	0	0	25,448	(11)	980,448
Chief Executive Officer(1)	December 31, 2013	153,425	150,000	(7)	10,690,000	18,153,321	0	20,642	(12)	29,167,388

Michael Herring,	December 31, 2014	365,000	199,290		268,948	269,700	0	4,422	(13)	1,107,360
Chief Financial Officer(2)	December 31, 2013	320,274	197,000	(8)	0	7,882,676	0	45,718	(14)	8,445,668

Stephen Bené,	December 31, 2014	70,000	31,850		1,865,640	0	0	0		1,967,490
General Counsel and Corporate Secretary (3)

Sara Clemens,	December 31, 2014	298,219	159,250		2,235,600	2,285,518	0	0		4,978,587
Chief Strategy Officer(4)

Christopher Phillips,	December 31, 2014	60,411	102,487	(9)	1,840,268	0	0	0		2,003,166
Chief Product Officer(5)

(1)	Mr. McAndrews commenced employment with us on September 11, 2013.
(2)	Mr. Herring commenced employment with us on February 1, 2013.
(3)	Mr. Bené commenced employment with us on October 20, 2014.
(4)	Ms. Clemens commenced employment with us on February 24, 2014.
(5)	Mr. Phillips commenced employment with us on October 30, 2014.
(6)	Except as otherwise indicated, reflects the amount paid under our Corporate Incentive Plan for the fiscal year.
(7)	Includes a signing bonus of $150,000 pursuant to the terms of Mr. McAndrews’ offer letter.
(8)	Includes a signing bonus of $50,000 pursuant to the terms of Mr. Herring’s offer letter.
(9)	Includes a signing bonus of $75,000 pursuant to the terms of Mr. Phillips’s offer letter, of which, the remaining $75,000 was not to be paid until April 2015.
(10)	The amount reflects the aggregate grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards and stock awards in note 9 to the notes to our financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that options or stock awards will vest or that options will be exercised (in which case no value will be realized by the individual), or that the value upon exercise or vesting, as applicable, will approximate the aggregate grant date fair value.
(11)	Includes relocation benefits of $21,026.65, with the remainder relating to Company-provided parking benefits and tax gross-up payments.
(12)	Includes relocation benefits of $15,522.10, with the remainder relating to Company provided parking benefits and relocation related tax gross-up payments.
(13)	Includes Company-provided parking benefits and tax gross-up payments.
(14)	Includes relocation benefits of $41,665, with the remainder relating to Company provided parking benefits and relocation related tax gross-up payments.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during the year ended December 31, 2014.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Brian McAndrews	-	-	-	-	-	-	-	-
Michael Herring	3/3/2014	-	-	-	7,100	12,800	37.88	538,648
Stephen Bené	10/20/2014	-	-	-	84,000	-	-	1,865,640
Sara Clemens	2/24/2014	-	-	-	60,000	110,000	37.26	4,521,118
Christopher Phillips	10/30/2014	-	-	-	98,200	-	-	1,840,268

(1)	The amount reflects the grant date fair value of the option awards and stock awards granted during the fiscal year, computed in accordance with FASB ASC Topic 718. See footnote 10 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2014.

		Option Awards				Stock Awards
Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable	Numbers of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Numbers of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian McAndrews	375,000	1,125,000(1)	-	21.38	09/11/2023	75,000	(2)	1,337,250
						320,000	(3)	5,705,600

Michael Herring	274,158	791,667(4)	-	11.45	02/01/2023	7,100	(5)	126,593
		12,800(6)	-	37.88	03/03/2024

Stephen Bené	-	-	-	-	-	84,000	(7)	1,497,720

Sara Clemens	-	110,000(8)	-	37.26	2/24/2024	60,000	(9)	1,069,800

Christopher Phillips	-	-	-	-	-	98,200	(10)	1,750,906

(1)	These options vest in equal monthly installments through September 2018.
(2)	These RSUs vest in equal annual installments through August 2017.
(3)	These RSUs vest in equal annual installments through August 2018.
(4)	These options vest in equal monthly installments through February 2018.
(5)	25% of these RSUs vested in February 2015, and the remainder will vest in equal quarterly installments over three years thereafter through February 2018.
(6)	25% of these options vested in March 2015, and the remainder will vest in equal monthly installments over three years thereafter through March 2018.
(7)	25% of these RSUs vest in November 2015, and the remainder will vest in equal quarterly installments over three years thereafter through November 2018.
(8)	25% of these options vested in February 2015, and the remainder will vest in equal monthly installments over three years thereafter through February 2018.
(9)	These RSUs vest in equal annual installments through February 2018.
(10)	25% of these RSUs vest in November 2015, and the remainder will vest in equal quarterly installments over three years thereafter through November 2018.

Options Exercised and Stock Vested

The following table shows information regarding options that were exercised by our named executive officers, or stock awards that became vested, during the year ended December 31, 2014. The value is based on the closing price of our common stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Numbers of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian McAndrews	-	-	105,000	2,957,850
Michael Herring	184,175	4,318,778	-	-
Stephen Bené	-	-	-	-
Sara Clemens	-	-	-	-
Christopher Phillips	-	-	-	-

Potential Payments on Termination and Change in Control

Our named executive officers are eligible to receive severance benefits under our executive severance and change in control policy that would provide benefits if their employment is terminated or in connection with a change in control of our company, such as a change in the voting power of our company by more than 50% or a sale of substantially all of our assets. Our executive severance and change in control policy provides for the following severance benefits, subject to our receipt of an effective release of claims executed by the named executive officer:

•	Non-change in control severance. If the eligible officer is terminated without cause prior to a change in control, the officer is entitled to receive 6 months (or 12 months in the case of our chief executive officer) of salary, health benefits and accelerated vesting of equity awards, plus a prorated annual bonus for the year of termination and outplacement services.

•	Change in control severance. If, in connection with or otherwise within 12 months after a change in control, the officer is terminated without cause or resigns for good reason (such as reduction in salary or material relocation), the officer is entitled to receive 12 months (or 18 months in the case of our chief executive officer) of sala ry and health benefits, 100% accelerated vesting of equity awards and the opportunity to extend the exercise period of certain options for up to 12 months following termination, plus a prorated annual bonus for the year of termination and outplacement services.

Estimated severance and change in control benefits. The table below provides an estimate of the value of the compensation and benefits due to each of our named executive officers in the events described below, assuming that the termination of employment and/or change in control was effective on December 31, 2014, under the arrangements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination			Change in Control	Change in Control Followed by Involuntary Termination
Name	Cash(1)($)	Equity(2)($)	Total	Equity($)	Cash(1)($)	Equity(2)($)	Total
Brian McAndrews	984,000	2,516,455	3,500,455	-	1,291,000	7,042,850	8,333,850
Michael Herring	398,790	862,243	1,261,033	-	613,000	5,177,428	5,790,428
Stephen Bené	223,850	-	223,850	-	414,000	1,497,720	1,911,720
Sara Clemens	351,250	356,600	707,850	-	554,000	1,069,800	1,623,800
Christopher Phillips	294,487(3)	-	294,487	-	484,205(3)	1,750,906	2,235,111

(1)	The “cash” severance benefits include, where applicable, salary multiples paid as severance, health benefits assuming a cost of $2,000 per month, outplacement services assuming a value of $5,000, and prorated bonus, each as described above.

(2)	The value of accelerated vesting of equity awards is based on $17.83, which was the closing price of our stock on December 31, 2014, less, in the case of stock options, the per share exercise price of the accelerated options (or, if the exercise price of an option is above $17.83, no value was assigned), and assumes that equity awards are assumed or substituted by the successor company.
(3)	This amount includes the remaining $75,000 signing bonus pursuant to Mr. Phillips’ offer letter that was to be paid in April 2015.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of December 31, 2014.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders(1)	22,004,324	$7.91	18,184,195
Total	22,004,324	$7.91	18,184,195

(1)	Includes the 2011 Long-Term Incentive Plan (the “2011 Plan”), 2004 Stock Plan (the “2004 Plan”) and 2000 Stock Incentive Plan (the “2000 Plan”). The 2011 Plan replaced the 2004 Plan, which had earlier replaced the 2000 Plan.
(2)	The calculation of the weighted average exercise price does not include 11,024,068 shares subject to restricted stock units that do not have an exercise price.
(3)	Each fiscal year (beginning with the fiscal year that commenced February 1, 2012 and ending with the fiscal year commencing January 1, 2021), the number of shares in the reserve under the 2011 Plan may be increased by the lesser of (x) 10,000,000 shares, (y) 4.0% of the outstanding shares of common stock on the last day of the prior fiscal year and (z) another amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and is not deemed to be filed with the U.S. Securities and Exchange Commission, or the SEC, and is not to be incorporated by reference in any filing of Pandora under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee of Pandora’s board of directors (for purposes of this report, the “Audit Committee”) is composed of three independent outside directors. The Audit Committee has prepared the following report with respect to our audited consolidated financial statements for the year ended December 31, 2014:

•	The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2014.

•	The Audit Committee has discussed with Ernst & Young LLP (“EY”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 16 “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

•	The Audit Committee has also received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of EY with that firm.

•	Based on the reviews and discussions noted above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee of the board of directors:

Robert Kavner

Elizabeth A. Nelson, Chairman

David Sze

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our board of directors, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Investor Rights Agreement

We are party to an investor rights agreement which provides that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Davis Polk & Wardwell LLP

We engage Davis Polk & Wardwell LLP for legal services relating to ongoing corporate matters. Mr. Bené’s brother-in-law is a partner at Davis Polk & Wardwell LLP.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2015. Ernst & Young LLP has audited our consolidated financial statements since April 2010. During the last four years and subsequent interim period preceding their engagement, Ernst & Young LLP was not consulted by us or by anyone acting on our behalf regarding any of the matters or events set forth in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Services provided to us by Ernst & Young LLP are described under “Fees Paid to Ernst & Young LLP” below.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The board of directors, however, is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee and the board of directors will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best intere sts of Pandora and its stockholders.

Fees Paid to Ernst & Young LLP

The aggregate fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2014 and December 31, 2013 for professional services were as follows:

	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 31, 2013(1)
Audit Fees(2)	$1,937,333	$2,052,289
Audit-Related Fees	—	—
Tax Fees(3)	241,169	161,358
All Other Fees(4)	1,995	8,995

Total	2,180,497	2,222,642

(1)	The fiscal year consisted of the eleven months from February 1, 2013 to December 31, 2013.
(2)	Audit fees include (i) fees associated with the audits of our consolidated financial statements included in our Annual Report on Form 10-K, (ii) reviews of our interim quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, (iii) services rendered in connection with our Form S-3 and Form S-8 filings and (iv) consents and other items related to Securities and Exchange Commission matters.
(3)	Tax fees consist of tax advisory services and certain tax compliance services.
(4)	The amount listed as “All Other Fees” consists of subscription fees paid for access to the firm’s accounting and financial reporting research tool.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

As required by the audit committee charter, the Audit Committee pre-approves the engagement of Ernst & Young LLP for all audit and permissible non-audit services. The Audit Committee annually reviews the audit and permissible non-audit services performed by Ernst & Young LLP and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst &Young LLP in providing tax and audit services and other permissible non-audit services to Pandora and has concluded that the provision of such services was compatible with the maintenance of Ernst & Young LLP’s independence in the conduct of its auditing functions.

Required Vote

The ratification of the selection of Ernst & Young LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item.

PROPOSAL NO. 3

ADVISORY VOTE APPROVING THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The board of directors recommends that you vote “FOR” the approval of the compensation of our named executive officers.

Pursuant to Section 14A of the Securities Exchange Act, this proposal provides you with an opportunity to cast a non-binding advisory vote approving the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Although, as an advisory vote, this proposal is not binding on Pandora or the board of directors, the Compensation Committee and the board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. This advisory vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

In 2012, we held an advisory vote to recommend the frequency of advisory stockholder votes on executive compensation of the named executive officers (“say on pay vote”). Based on the recommendation of our stockholders, our board of directors determined that say on pay votes will be held every three years.

Our Compensation Committee is dedicated to a “pay for performance” philosophy in all of its compensation-related decision-making. To further align with the long-term interests of our stockholders, our Compensation Committee made a few important decisions in 2014, including:

•	Approving the implementation, starting in 2015, of a performance-based equity program for all of our NEOs in which the number of shares that vest depends on Pandora’s stock price performance relative to that of the Russell 2000 Index across three performance periods;

•	Implementing important governance practices including equity ownership guidelines for our executives and a claw-back policy.

Please refer to the sections of this proxy statement entitled “Executive Compensation” and “Executive Compensation-Compensation Discussion and Analysis” for a detailed discussion of our executive compensation principles and practices and the compensation of our named executive officers for the year ended December 31, 2014. Our Compensation Committee believes that our executive compensation for the year ended December 31, 2014 was appropriate given Pandora’s financial and strategic results and reflects our commitment to align with stockholder interests.

Required Vote

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

AVAILABILITY OF ANNUAL REPORT

Our Annual Report, and our Annual Report on Form 10-K for the year ended December 31, 2014 (which is not a part of our proxy soliciting materials), is being made available with this proxy statement.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC, exclusive of exhibits, may be obtained for free by directing written requests to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: Investor Relations or by calling (510) 842-6960. You may also obtain our Annual Report on Form 10-K on the SEC’s website (https://www.sec.gov) or our Annual Report, including our Annual Report on Form 10-K on our Investor Relations website (http://investor.pandora.com) in the “Annual Report and Proxy” section.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matters that are expected to come before the Annual Meeting other than those referenced in this proxy statement. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Proposals of stockholders that are intended to be included in our proxy statement for our 2016 Annual Meeting must be received by our Corporate Secretary no later than December 23, 2015 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

Stockholders intending to present a proposal at the 2016 Annual Meeting, but not to include the proposal in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders (as long as the date of the Annual Meeting is not advanced more than 30 days or delayed more than 70 days after the anniversary date). Therefore, our Corporate Secretary must receive notice of such proposal for the 2016 Annual Meeting no later than the close of business on March 6, 2016 and not earlier than the close of business on February 5, 2016. If the notice is received after March 6, 2016 or before February 5, 2016 it will be considered untimely and we will not be required to present it at the 2016 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen Bené
General Counsel and Corporate Secretary
April 21, 2015

PANDORA MEDIA, INC. 2101 WEBSTER STREET SUITE 1650 OAKLAND, CA 94612

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following two Class I Directors:
	☐	☐	☐
1. Election of Directors
Nominees
01 Timothy Leiweke 02 Roger Faxon
The Board of Directors recommends you vote FOR proposals 2 and 3:						For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2015.						☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com.

PANDORA MEDIA, INC. Annual Meeting of Stockholders June 4, 2015 8:00 AM PT This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Brian McAndrews, Michael Herring and Stephen Bené and, each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PANDORA MEDIA, INC., registered in the name of the undersigned, as of April 6, 2015, at the Annual Meeting of Stockholders of PANDORA MEDIA, INC. to be held June 4, 2015 at 8:00 AM PT at Cathedral of Christ the Light Event Center, Conference Room C, 2121 Harrison St., Oakland, CA 94612 and any and all adjournments or postponements of that meeting. Receipt of the Notice of 2015 Annual Meeting and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e. FOR the election of the two director nominees (Proposal 1), FOR Proposal 2 and FOR Proposal 3). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side